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                                                                   EXHIBIT 10.25

                             AMENDED AND RESTATED
                             --------------------
                           CAPITAL FUNDING AGREEMENT
                           -------------------------

     This Capital Funding Agreement with respect to READING INTERNATIONAL CINEMAS LLC, a Delaware limited liability company (the "Company"), is made and entered into as of this 8th day of March, 1996 by and among CRAIG CORPORATION, a Delaware corporation ("Craig"), READING INVESTMENT COMPANY, INC., a Delaware corporation ("Reading "), CRAIG MANAGEMENT, INC., a California corporation ("CMI") and the Company.

          WHEREAS, Craig and Reading caused the Company to be formed under the laws of the State of Delaware; and

          WHEREAS, Craig and Reading entered into a Limited Liability Company Agreement dated as of November 9, 1995 (the "LLC Agreement");

          WHEREAS, CMI is a wholly-owned subsidiary of Craig; and

          WHEREAS, Craig, Reading, CMI and the Company desire to supplement and amend the LLC Agreement pursuant to this agreement,

          NOW, THEREFORE, for and in consideration of the mutual covenants, rights and obligations set forth herein, the benefits to be derived therefrom, and other good and valuable considerations, the receipt and sufficiency of which Craig, Reading, CMI and the Company acknowledge, Craig, Reading, CMI and the Company agree as follows:

                                  Section 1.

     The terms of the LLC Agreement shall remain in full force and effect unless and to the extent specifically amended by this Agreement and all terms used in this Agreement shall have the meanings indicated in Section 1.1. of the LLC Agreement.

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                                  Section 2.

     At the Closing Time, as defined herein, Craig directly or through CMI, will transfer to the Company cash in the amount of Twelve Million Five Hundred Thousand Dollars ($12,500,000) and its undertaking, or that of CMI, to fund the Company, upon demand, an additional Thirty-Seven Million Five Hundred Thousand Dollars ($37,500,000). This undertaking (the "Craig Capital Funding Undertaking") will be secured by a pledge of 693,650 shares (the "Shares") of Stater Bros. Holdings, Inc., a Delaware corporation ("Stater") Series B Preferred Stock, stated value $100 per share and par value $0.01 per share (the "Preferred Stock") held by CMI. At the Closing Time, Reading shall transfer to the Company cash in the amount of Twelve Million Five Hundred Thousand Dollars ($12,500,000) and its undertaking to fund to the Company, upon demand, an additional Thirty-Seven Million Five Hundred Thousand ($37,500,000). This undertaking (the "Reading Capital Funding Undertaking") will be secured by a security interest in Reading's interest in Cine Vista Holding's, Inc. and by additional collateral mutually agreeable to the parties and designed to have a fair market value of not less than the amount of the Reading Capital Funding Undertaking. The security agreements securing performance by the respective parties under their respective Capital Funding undertakings will be in a form mutually acceptable to the parties and will include usual and customary provisions including a commercially reasonable collateral release and substitution provisions. The parties will use their good faith best efforts to document such grant of security interest and to perfect such security interests promptly and in any event, within thirty (30) days following the closing. The parties will review from time to time the collateral securing their respective Capital Contribution Undertakings with the intention that such collateral have from time to time a fair market value equal to approximately 125% of the amount of the unfunded portion of such Capital Contribution Undertakings from time to time; provided, however, that no such overcollateralization will be required with respect to collateral consisting of government or government agency securities.

     The commitments of the parties under this Section 2 supersede any prior commitments with respect to the funding of Reading International.

                                  Section 3.

     To the extent capital is contributed by CMI, the LLC Agreement will be amended to constitute CMI a Voting Member pursuant to Section 3.1 of the LLC and to reflect CMI's right to pro rate allocations of Income under Section 5.1.1. and Loss under Section 5.1.2. of the LLC Agreement.

                                  Section 4.

     The Closing Time Shall take place in Wilmington, Delaware at the registered offices of the Company at noon, Delaware time on March 29, 1996, or such other time and place as may be agreed upon by the parties hereto.

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                                  Section 5.

     Notices given pursuant to this Agreement shall be given in the manner as set forth in Section 12.1 of the LLC Agreement. The provisions of Sections 12.4,
12.5 and 12.7 and 12.8 of the LLC Agreement are repeated in their entirety herein and shall become applicable to this Agreement.

                                  Section 6.

     This Agreement is made and entered into subject to the approvals of the Boards of Directors of both Craig and Reading. In the event such approval is not obtained on or before March 29, 1996 at noon Delaware time, this Agreement shall be null and void.

     IN WITNESS WHEREOF, the parties hereto executed this Agreement effective as of the date first above written.


                                       CRAIG CORPORATION

                                       By: /s/ S. Craig Tompkins
                                          -----------------------------
                                          President


                                       READING INVESTMENT COMPANY, INC.

                                       By: /s/ James Wunderle
                                          -----------------------------
                                          Vice President


                                       CRAIG MANAGEMENT, INC.

                                       By: /s/ S. Craig Tompkins
                                          -----------------------------
                                          President

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                                       READING INTERNATIONAL CINEMAS LLC

                                       By the Voting Members

                                       CRAIG CORPORATION

                                       By: /s/ S. Craig Tompkins
                                          -----------------------------
                                          President


                                       READING INVESTMENT COMPANY, INC.


                                       By: /s/ James Wunderle
                                          -----------------------------
                                          Vice President


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